Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (SEC File No. 333-12981) on Form S-8, Registration Statement (SEC File No. 333-143552) of PokerTek, Inc on Form S-8, and Registration Statement (SEC File No. 333-173178) of PokerTek, Inc. on Form S-8 of our report dated March 21, 2014, relating to our audit of the consolidated financial statements and the financial statement schedule, which appears in this Annual Report on Form 10-K of PokerTek, Inc. for the year ended December 31, 2013.

/s/ McGladrey LLP
Charlotte, North Carolina
March 21, 2014